SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                   ---------


                    Under the Securities Exchange Act of 1934

                                  SCHEDULE 13G


             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934




                             Oglebay Norton Company
                             ----------------------
                                (Name of Issuer)



                          Common Stock, $0.01 par value
                          -----------------------------
                         (Title of Class of Securities)



                                    677007205
                                    ---------
                                 (CUSIP Number)

                                January 31, 2005
                 ------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|  Rule 13d-1(b)
      |X|  Rule 13d-1(c)
      |_|  Rule 13d-1(d)


                               Page 1 of 15 Pages

                                  SCHEDULE 13G


CUSIP No. 677007205                                           Page 2 of 15 Pages
--------------------------------------------------------------------------------

1)     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Scoggin Capital Management, L.P. II
--------------------------------------------------------------------------------
2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|
                                                                 (b) |X|
--------------------------------------------------------------------------------
3)     SEC USE ONLY

--------------------------------------------------------------------------------
4)     CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                                  5)     SOLE VOTING POWER

       NUMBER                            79,678(1)
       OF                        -----------------------------------------------
       SHARES                     6)     SHARED VOTING POWER
       BENEFICIALLY
       OWNED BY                          0
       EACH                      -----------------------------------------------
       REPORTING                  7)     SOLE DISPOSITIVE POWER
       PERSON
       WITH                              79,678(1)
                                 -----------------------------------------------
                                  8)     SHARED DISPOSITIVE POWER

                                         0
--------------------------------------------------------------------------------
9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       79,678(1)
--------------------------------------------------------------------------------
10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                             |_|
--------------------------------------------------------------------------------
11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       2.5%
--------------------------------------------------------------------------------
12)    TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------

(1) Includes 54,750 shares of Common Stock issuable upon conversion of shares of Series A Convertible Preferred Stock ("Preferred Stock").

CUSIP No. 677007205                                           Page 3 of 15 Pages
--------------------------------------------------------------------------------

1)     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Scoggin International Fund, Ltd.
--------------------------------------------------------------------------------
2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|
                                                                 (b) |X|
--------------------------------------------------------------------------------
3)     SEC USE ONLY


--------------------------------------------------------------------------------
4)     CITIZENSHIP OR PLACE OF ORGANIZATION

       Commonwealth of the Bahamas
--------------------------------------------------------------------------------
                                  5)     SOLE VOTING POWER

       NUMBER                            79,678(1)
       OF                      -------------------------------------------------
       SHARES                     6)     SHARED VOTING POWER
       BENEFICIALLY
       OWNED BY                          0
       EACH                    -------------------------------------------------
       REPORTING                  7)     SOLE DISPOSITIVE POWER
       PERSON
       WITH                              79,678(1)
                               -------------------------------------------------
                                  8)     SHARED DISPOSITIVE POWER

                                         0
--------------------------------------------------------------------------------
9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       79,678(1)
--------------------------------------------------------------------------------
10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                             |_|
--------------------------------------------------------------------------------
11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       2.5%
--------------------------------------------------------------------------------
12)    TYPE OF REPORTING PERSON

       CO
--------------------------------------------------------------------------------

(1) Includes 54,750 shares of Common Stock issuable upon conversion of shares of Preferred Stock.

CUSIP No. 677007205                                           Page 4 of 15 Pages
--------------------------------------------------------------------------------

1)     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Scoggin Worldwide Fund, Ltd.
--------------------------------------------------------------------------------
2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|
                                                                 (b) |X|
--------------------------------------------------------------------------------
3)     SEC USE ONLY


--------------------------------------------------------------------------------
4)     CITIZENSHIP OR PLACE OF ORGANIZATION

       Cayman Islands
--------------------------------------------------------------------------------
                                   5)     SOLE VOTING POWER

       NUMBER                             49,660(1)
       OF                        -----------------------------------------------
       SHARES                      6)     SHARED VOTING POWER
       BENEFICIALLY
       OWNED BY                           0
       EACH                      -----------------------------------------------
       REPORTING                   7)     SOLE DISPOSITIVE POWER
       PERSON
       WITH                               49,660(1)
                                 -----------------------------------------------
                                   8)     SHARED DISPOSITIVE POWER

                                          0
--------------------------------------------------------------------------------
9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       49,660(1)
--------------------------------------------------------------------------------
10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                             |_|
--------------------------------------------------------------------------------
11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       1.5%
--------------------------------------------------------------------------------
12)    TYPE OF REPORTING PERSON

       CO
--------------------------------------------------------------------------------

(1) Includes 34,750 shares of Common Stock issuable upon conversion of shares of Preferred Stock.

CUSIP No. 677007205                                           Page 5 of 15 Pages
--------------------------------------------------------------------------------

1)     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Scoggin, LLC
--------------------------------------------------------------------------------
2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|
                                                                 (b) |X|
--------------------------------------------------------------------------------
3)     SEC USE ONLY


--------------------------------------------------------------------------------
4)     CITIZENSHIP OR PLACE OF ORGANIZATION

       New York
--------------------------------------------------------------------------------
                                    5)     SOLE VOTING POWER

       NUMBER                              129,338(1)
       OF                         ----------------------------------------------
       SHARES                       6)     SHARED VOTING POWER
       BENEFICIALLY
       OWNED BY                            44,196(2)
       EACH                       ----------------------------------------------
       REPORTING                    7)     SOLE DISPOSITIVE POWER
       PERSON
       WITH                                129,338(1)
                                  ----------------------------------------------
                                    8)     SHARED DISPOSITIVE POWER

                                           44,196(2)
--------------------------------------------------------------------------------
9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       173,534(3)
--------------------------------------------------------------------------------
10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                             |_|
--------------------------------------------------------------------------------
11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         3.6%
--------------------------------------------------------------------------------
12)    TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

(1) Includes 89,500 shares of Common Stock issuable upon conversion of shares of Preferred Stock.
(2) Includes 30,750 shares of Common Stock issuable upon conversion of shares of Preferred Stock.
(3) Includes 120,250 shares of Common Stock issuable upon conversion of shares of Preferred Stock.

CUSIP No. 677007205                                           Page 6 of 15 Pages
--------------------------------------------------------------------------------

1)     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Craig Effron
--------------------------------------------------------------------------------
2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|
                                                                 (b) |X|
--------------------------------------------------------------------------------
3)     SEC USE ONLY


--------------------------------------------------------------------------------
4)     CITIZENSHIP OR PLACE OF ORGANIZATION

       USA
--------------------------------------------------------------------------------
                                5)     SOLE VOTING POWER

       NUMBER                          0
       OF                      -------------------------------------------------
       SHARES                   6)     SHARED VOTING POWER
       BENEFICIALLY
       OWNED BY                        253,212(1)
       EACH                    -------------------------------------------------
       REPORTING                7)     SOLE DISPOSITIVE POWER
       PERSON
                                       0
                               -------------------------------------------------
                                8)     SHARED DISPOSITIVE POWER

                                       253,212(1)
--------------------------------------------------------------------------------
9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       253,212(1)
--------------------------------------------------------------------------------
10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                             |_|
--------------------------------------------------------------------------------
11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       7.5%
--------------------------------------------------------------------------------
12)    TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

(1) Includes 175,000 shares of Common Stock issuable upon conversion of shares of Preferred Stock.

CUSIP No. 677007205                                           Page 7 of 15 Pages
--------------------------------------------------------------------------------

1)     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Curtis Schenker
--------------------------------------------------------------------------------
2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|
                                                                 (b) |X|
--------------------------------------------------------------------------------
3)     SEC USE ONLY


--------------------------------------------------------------------------------
4)     CITIZENSHIP OR PLACE OF ORGANIZATION

       USA
--------------------------------------------------------------------------------
                                  5)     SOLE VOTING POWER

       NUMBER                            0
       OF                       ------------------------------------------------
       SHARES                     6)     SHARED VOTING POWER
       BENEFICIALLY
       OWNED BY                          253,212(1)
       EACH                     ------------------------------------------------
       REPORTING                  7)     SOLE DISPOSITIVE POWER
       PERSON
       WITH                              0
                                ------------------------------------------------
                                  8)     SHARED DISPOSITIVE POWER

                                         253,212(1)
--------------------------------------------------------------------------------
9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       253,212(1)
--------------------------------------------------------------------------------
10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                             |_|
--------------------------------------------------------------------------------
11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       7.5%
--------------------------------------------------------------------------------
12)    TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

(1) Includes 175,000 shares of Common Stock issuable upon conversion of shares of Preferred Stock.

                                  Schedule 13G
                                  ------------

Item 1(a).  Name of Issuer:

Oglebay Norton Company

Item 1(b).  Address of Issuer's Principal Executive Offices:

North Point Tower
1001 Lakeside Avenue, 15th Floor
Cleveland, OH 44114

Item 2(a).  Name of Persons Filing:

(i)   Scoggin Capital Management, L.P. II
      (ii)  Scoggin International Fund, Ltd.
      (iii) Scoggin Worldwide Fund, Ltd.
      (iv)  Scoggin, LLC
      (v)   Craig Effron
      (vi)  Curtis Schenker

      (collectively, the "Reporting Persons" and each a "Reporting Person")

Item 2(b).  Address of Principal Business Office or, if None, Residence:

Each of the Reporting Persons, other than Scoggin International Fund, Ltd. and Scoggin Worldwide Fund, Ltd., has a business address at 660 Madison Avenue, New York, NY 10021.

Scoggin International Fund, Ltd. has a business address at c/o Vincent King, Swiss Financial Services, 107 Shirley Street; P.O. Box EE17758; Nassau, Bahamas.

Scoggin Worldwide Fund, Ltd. has a business address at c/o Q&H Corporate Services, Ltd.; 3rd Floor, Harbour Centre; P.O. Box 1348; George Town, Grand Cayman, Cayman Islands.


Item 2(c).  Citizenship or Place of Organization:

(i)   Scoggin Capital Management, L.P. II
      Delaware

(ii)  Scoggin International Fund, Ltd.
      Commonwealth of the Bahamas

(iii) Scoggin Worldwide Fund, Ltd.
      Cayman Islands

(iv)  Scoggin, LLC
      New York

(v)   Craig Effron
      USA

(vi)  Curtis Schenker
      USA

Item 2(d).  Title of Class of Securities:

Common Stock, $0.01 par value per share

Item 2(e).  CUSIP Number:

677007205

Item 3. If this statement is filed pursuant to ss.ss. 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

            (a)   |_|   Broker or Dealer Registered Under Section 15 of the Act
                        (15 U.S.C. 78o)

            (b)   |_|   Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                        78c)

            (c)   |_|   Insurance Company as defined in section 3(a)(19) of the
                        Act (15 U.S.C. 78c)

            (d)   |_|   Investment Company registered under section 8 of the
                        Investment Company Act of 1940 (15 U.S.C. 80a-8)

            (e)   |_|   Investment Adviser in accordance with ss.
                        240.13d-1(b)(1)(ii)(E)

            (f)   |_|   Employee benefit plan or endowment fund in accordance
                        with ss. 240.13d-1(b)(1)(ii)(F)

            (g)   |_|   Parent Holding Company or control person in accordance
                        with ss.240.13d-1(b)(ii)(G)

            (h)   |_|   Savings Association as defined in ss.3(b) of the Federal
                        Deposit Insurance Act (12 U.S.C. 1813)

            (i)   |_|   Church plan that is excluded from the definition of an
                        investment company under ss.3(c)(15) of the Investment
                        Company Act of 1940 (15 U.S.C. 80a-3)

            (j)   |_|   Group, in accordance with ss.240.13d-1(b)(ii)(J)

Item 4.     Ownership.

(i)   Scoggin Capital Management, L.P. II(1)


------------------------
(1) The general partner of Scoggin Capital Management, L.P. II is S&E Partners, L.P., a limited partnership organized under the laws of Delaware. Scoggin, Inc., a corporation organized under the laws of Delaware, is the sole general partner of S&E Partners, L.P. Craig Effron and Curtis Schenker are the stockholders of Scoggin, Inc.

            (a)         Amount beneficially owned:  79,678(2)

            (b)         Percent of class:   2.5%(3)

            (c)         Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: 79,678 (2)

                  (ii)  Shared power to vote or to direct the vote:  0

                  (iii) Sole power to dispose or to direct the disposition of:
                        79,678 (2)

                  (iv)  Shared power to dispose or to direct the disposition of:
                        0

(ii)  Scoggin International Fund, Ltd.(4)

            (a)         Amount beneficially owned: 79,678(5)

            (b)         Percent of class:  2.5%

            (c)         Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: 79,678(5)

                  (ii)  Shared power to vote or to direct the vote:  0

                  (iii) Sole power to dispose or to direct the disposition of:
                        79,678(5)

                  (iv)  Shared power to dispose or to direct the disposition of:
                        0


----------------------
(2) Includes 54,750 shares of Common Stock issuable upon conversion of shares of Series A Convertible Preferred Stock ("Preferred Stock").

(3) Percentages are based on 3,193,408 outstanding shares of Common Stock (as set forth on the Issuer's Rule 424(b)(3) Prospectus Supplement, filed on January 31, 2005 with the Securities and Exchange Commission).

(4) The investment advisor of Scoggin International Fund, Ltd. is Scoggin, LLC. Craig Effron and Curtis Schenker are the managing members of Scoggin, LLC.

(5) Includes 54,750 shares of Common Stock issuable upon conversion of shares of Preferred Stock.

(iii) Scoggin Worldwide Fund, Ltd.(6)

            (a)         Amount beneficially owned:  49,660(7)

            (b)         Percent of class: 1.5%

            (c)         Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: 49,660(7)

                  (ii)  Shared power to vote or to direct the vote:  0

                  (iii) Sole power to dispose or to direct the disposition of:
                        49,660(7)

                  (iv)  Shared power to dispose or to direct the disposition of:
                        0

(iv)  Scoggin, LLC(8)

            (a)         Amount beneficially owned:  173,534(9)

            (b)         Percent of class:  5.2%

            (c)         Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote:   129,338(10)

                  (ii)  Shared power to vote or to direct the vote:  44,196(11)

                  (iii) Sole power to dispose or to direct the disposition of:
                        129,338(10)

                  (iv)  Shared power to dispose or to direct the disposition of:
                        44,196(11)


-----------------------
(6) The investment advisor of Scoggin Worldwide Fund, Ltd. is Scoggin, LLC. Craig Effron and Curtis Schenker are the managing members of Scoggin, LLC.

(7) Includes 34,750 shares of Common Stock issuable upon conversion of shares of Preferred Stock.

(8) Scoggin, LLC is the investment advisor of Scoggin International Fund, Ltd., Scoggin Worldwide Fund, Ltd. and the investment manager for certain discretionary managed accounts. Craig Effron and Curtis Schenker are the managing members of Scoggin, LLC.

(9) Includes 120,250 shares of Common Stock issuable upon conversion of shares of Preferred Stock.

(10) Includes 89,500 shares of Common Stock issuable upon conversion of shares of Preferred Stock.

(11) Includes 30,750 shares of Common Stock issuable upon conversion of shares of Preferred Stock.

(v)   Craig Effron

            (a)         Amount beneficially owned:  253,212(12)

            (b)         Percent of class:  7.5%

            (c)         Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote:  0

                  (ii)  Shared power to vote or to direct the vote: 253,212(12)

                  (iii) Sole power to dispose or to direct the disposition of: 0

                  (iv)  Shared power to dispose or to direct the disposition of:
                        253,212(12)

(vi)  Curtis Schenker

            (a)         Amount beneficially owned:  253,212(12)

            (b)         Percent of class:   7.5%

            (c)         Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote:  0

                  (ii)  Shared power to vote or to direct the vote: 253,212(12)

                  (iii) Sole power to dispose or to direct the disposition of:
                        0

                  (iv)  Shared power to dispose or to direct the disposition of:
                        253,212(12)

Item 5.     Ownership of Five Percent or Less of a Class.

Not applicable

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

A person other than the Reporting Persons has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities with respect to the 44,196 shares held in certain discretionary managed accounts to which Scoggin, LLC is the investment manager.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable

Item 8.     Identification and Classification of Members of the Group.

Not applicable



------------------------
(12) Includes 175,000 shares of Common Stock issuable upon conversion of shares of Preferred Stock.

Item 9.     Notice of Dissolution of Group.

Not applicable

Item 10.    Certification.

                  By signing below the undersigned certifies that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
                                    ---------


      After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.

                                             Scoggin Capital Management, L.P. II
                                             By:  S&E Partners, L.P., its
                                                  General Partner
                                             By:  Scoggin, Inc., its General
                                                  Partner

                                             By: /s/ Craig Effron
                                                ------------------------
                                             Title: President
Dated as of February 10, 2005

                                             Scoggin International Fund, Ltd.
                                             By:  Scoggin, LLC, its Investment
                                                  Advisor

                                             By: /s/ Craig Effron
                                                ------------------------
                                             Title: Managing Member
Dated as of February 10, 2005

                                             Scoggin Worldwide Fund, Ltd.
                                             By:  Scoggin, LLC, its Investment
                                                  Advisor

                                             By: /s/ Craig Effron
                                                ------------------------
                                             Title: Managing Member
Dated as of February 10, 2005

                                             Scoggin, LLC

                                             By: /s/ Craig Effron
                                                ------------------------
                                             Title: Managing Member
Dated as of February 10, 2005

                                             /s/ Craig Effron
                                             ---------------------------
                                             Craig Effron
Dated as of February 10, 2005

                                             /s/ Curtis Schenker
                                             ---------------------------
                                             Curtis Schenker
Dated as of February 10, 2005

                                                                       Exhibit A
                                                                       ---------

                            Agreement of Joint Filing

             Pursuant to 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby confirm the agreement by and among them to join in the filing on behalf of each of them of a Statement on Schedule 13G and any and all amendments thereto, and that this Agreement be included as an Exhibit to such filing.

             This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same Agreement.

             IN WITNESS WHEREOF, the undersigned have executed this Agreement.

                                                Scoggin Capital Management,
                                                L.P. II
                                                By: S&E Partners, L.P., its
                                                    General Partner
                                                By: Scoggin, Inc., its General
                                                    Partner

                                                By: /s/ Craig Effron
                                                   -------------------------
                                                Title: President
Dated as of February 10, 2005

                                                Scoggin International Fund, Ltd.
                                                By: Scoggin, LLC, its Investment
                                                     Advisor

                                                By: /s/ Craig Effron
                                                   -------------------------
                                                Title: Managing Member
Dated as of February 10, 2005

                                                Scoggin Worldwide Fund, Ltd.
                                                By: Scoggin, LLC, its Investment
                                                    Advisor

                                                By: /s/ Craig Effron
                                                   -------------------------
                                                Title: Managing Member
Dated as of February 10, 2005

                                                Scoggin, LLC

                                                By: /s/ Craig Effron
                                                   -------------------------
                                                Title: Managing Member
Dated as of February 10, 2005

                                                /s/ Craig Effron
                                                ----------------------------
                                                Craig Effron
Dated as of February 10, 2005

                                                /s/ Curtis Schenker
                                                ----------------------------
                                                Curtis Schenker
Dated as of February 10, 2005